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                     November 25, 2022

       Sumit Mehta
       Chief Executive Officer
       Iris Acquisition Corp
       3rd Floor Zephyr House
       122 Mary Street, George Town
       PO Box 10085
       Grand Cayman KY1-1001 , Cayman Islands

                                                        Re: Iris Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 10,
2022
                                                            File No. 001-40167

       Dear Sumit Mehta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Chauncey Lane, Esq.